Exhibit 99.1

CIT Reaches Agreement to Sell Financial Freedom and Reverse Mortgage Portfolio

Pasadena, Calif. – CIT Bank, N.A., the bank subsidiary of CIT Group Inc. (NYSE: CIT), today announced that it has reached an agreement to sell its reverse mortgage servicing business, Financial Freedom, and its reverse mortgage portfolio to an undisclosed buyer. The transaction includes the sale of mortgage servicing rights and approximately $900 million of reverse mortgage whole loans, including other real estate owned assets as of June 30, 2017. The transaction is expected to close in the second quarter of 2018 and is subject to certain regulatory and investor approvals and other customary closing conditions.

“This transaction marks another step in our plan to simplify CIT,” said Chairwoman and Chief Executive Officer of CIT Ellen R. Alemany. “Throughout this year we have made continued progress in transforming the Company and applying our focus toward maximizing the potential of our commercial banking and deposit franchises, which are the core of our go-forward strategy. We are pleased to have reached this agreement, which will enable CIT to exit the reverse mortgage business.”

Financial Freedom was part of CIT’s acquisition of OneWest Bank in August of 2015 and, since that time, was reported in CIT’s discontinued operations segment. The reverse mortgage portfolio is reported as part of the company’s continuing operations.

CIT was advised by Houlihan Lokey as financial advisor and Sidley Austin as legal advisor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $50 billion in assets as of June 30, 2017. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A.

CIT MEDIA RELATIONS:
Gina Proia
212-771-6008
Gina.Proia@cit.com

CIT INVESTOR RELATIONS:
Barbara Callahan
973-740-5058
Barbara.Callahan@cit.com